                                                                    EXHIBIT 10.7


                      ADMINISTRATIVE SERVICES AGREEMENT ***


THIS ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is entered into as of January 1, 1996 (the "Effective Date") by and between GE Capital Services Corporation, with an address of 260 Long Ridge Road, Stamford, CT 06927, ("GECS" or "Company"), and Network Management Services, Inc., with an address of 5500 Wayzata Boulevard, Suite 1450, Minneapolis, MN 55416-1241 ("NMS").

                                   RECITALS

WHEREAS, GECS desires to retain NMS to provide certain administrative Services for certain employee benefit plans maintained by GECS; and

WHEREAS, NMS desires to provide such services on the terms and conditions set forth in this agreement,

NOW THEREFORE, in consideration of the foregoing and the mutual promises contained herein, and subject to the terms and conditions set forth below, NMS and GECS hereby agree as follows:

ARTICLE 1.  CERTAIN DEFINITIONS
-------------------------------

As used in the Agreement, the following terms shall have the following meanings:

1. "BEN-NET"(TM) shall mean NMS' proprietary technology services software program providing services including but not limited to group set-up, Vendor set-up, enrollment management, enrollment data edits, eligibility distribution to Vendors, retroactive enrollment adjustments, payments to Vendors, and other direct individual billing administration.

2. "Company" or "GECS" shall mean GE Capital Services Corporation and those subsidiary companies which participate in the Plan.

3. "Employee" shall mean an individual employee or retiree of GECS participating in or who may by eligible to participate in one of more of GECS's Plans.

4. "Enrollment Form" shall mean the application an Employee completes to participate in a Vendor sponsored by GECS.

5. "Vendor" shall mean a licensed organization chartered to provide or arrange for health care or other employee welfare services and shall include but not be limited to health maintenance organizations, preferred provider organizations, pharmacy benefits managers, indemnity insurance organizations, third party administrators, mental health/substance abuse service organizations, short and long term disability managers, life insurance organizations, retiree plan administrators, flexible benefit administrators,




***Pursuant to Rule 406 of the Securities Act of 1933, as amended, confidential portions of Exhibit 10.7 have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     COBRA/HIPAA (as those terms are hereinafter defined) administrator, and employee assistance program administrators.

6. "Plan" or "Plans" shall mean any of the employee benefit plans of GECS with respect to which NMS provides services, as defined in Appendix A to this Agreement, which is attached hereto and made a part hereof or any amendment or supplement thereto.

ARTICLE 2.  NMS RESPONSIBILITIES
--------------------------------

1. NMS shall be responsible for ensuring that all services, reports, program and information are rendered according to the highest industry standards.

2. Wherever possible, and when indicated by size, NMS will interact with GECS and Vendors on a fully electronic basis for the transmission of eligibility, enrollment and financial data.

3. NMS shall maintain all appropriate regulatory approval necessary to provide the services specified in this Agreement. NMS will promptly notify GECS of the institution of any disciplinary proceeding against it or any of its principal persons or employees relating to any state or federal regulatory issue.

4. Vendor Management. To the extent directed by GECS, NMS shall provide overall management of Company's Vendors relating to matters of enrollment, eligibility distributions, payment, reconciliation, customer service and general communications.

5.   Enrollment Processing.

     a)   Processing: NMS shall process completed Enrollment Forms within three
          (3) business days of receipt. NMS will contact the GECS business for clarification of all forms that are not properly completed and NMS cannot determine the correct information. The GECS business unit will provide NMS with corrected information within three business days. NMS win process all corrections within one (1) business day of receipt.

     b) Electronic Files: NMS shall process GECS's electronic eligibility files within two (2) business days of receipt. NMS and Company shall develop a mutually agreed to process for managing records identified by the BEN-NET(TM) System's edit processing routines. NMS will provide GECS or the appropriate business unit with an enrollment edit within three (3) business days of original receipt. This edit will be communicated to GECS or the appropriate business unit either via facsimile or e-mail.

     c) Notice to Vendors: NMS shall notify each Vendor servicing GECS of new enrollments and of the date on which coverage will be effective via electronic file

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          transfer if possible. If a Vendor is unable to accept an electronic file or a smaller number of Company's Employees are enrolled, new enrollment information will be sent via a paper enrollment report. NMS shall use its best efforts to assure that the Vendors receive notification of such enrollment as soon as possible. NMS shall provide notice, in the first weekly transmission of eligibility information after NMS' receipt of information, to the appropriate Vendor when new enrollments occur.

6.   Changes in Enrollment.

     a) Records of Changes: NMS shall receive, administer and record any changes in enrollment status within two (2) business days of receipt.

     b) Notice to Vendors: NMS shall provide notice, in the first weekly transmission of eligibility information after NMS' receipt of information, to the appropriate Vendor when enrollment changes occur. The parties shall mutually agree on increasing the frequency of eligibility information transmissions.

     c) HIPAA/COBRA: Based on the eligibility information supplied by Company, NMS shall provide to Company's Vendor, ABR CobraServ, Inc. ("ABR"), data feeds required by ABR to generate (1) notices for new hires regarding their rights under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"); (2) qualifying event notice letters for participants as required by COBRA; and (3) certificates of creditable coverage as required by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). NMS shall comply with the reasonable requirements of ABR in providing such services. In addition, NMS shall provide notice to Vendor benefits administrators of participant COBRA elections in the same manner as other records of changes required to be provided pursuant to this section.

7. Enrollment Edits. NMS shall apply Company specific and general edits to incoming enrollment data. Edit protocols and corrections will either be made by NMS or NMS and Company will jointly determine how corrections should be made. Enrollment edits NMS will provide shall include but not be limited to "Enrollment Tape Fall Offs", "Duplicates within Family", "Missing Birth dates", "Missing SSNs", "Questionable Relationship", "Non-Qualifying Event People", and "Coverage Tier Discrepancies".

8. Primary Care Physician Management. NMS will either receive primary care physician selection from Company electronically or receive and load selections via paper applications completed by employees. In cases where Vendor procedures allow, NMS will validate primary care physician selection against a file supplied to NMS by Vendors.

9. Disenrollment. NMS shall provide notice, in the first weekly transmission of eligibility information after NMS' receipt of information, to the appropriate Vendor when a member terminates coverage. The parties shall mutually agree on increasing the frequency of eligibility information transmissions.

10. Electronic Transfer. NMS shall have the capability to accept Company's payments by automated clearinghouse, and to transmit premium payments to Vendors by electronic fund transfer.

11. Distribution Reports. NMS shall provide to the Vendors distribution reports containing summary and detailed enrollment and premium payment information on a monthly basis. These distribution reports shall contain full retroactivity data according to Company and Vendor payment rules.

12.  (Intentionally omitted.)

13. Customer Service Phone Lines. NMS shall provide a toll free customer service telephone number for use by GECS benefits staff between 8:00 a.m. and 6:00 p.m. (Central Time) each business day. The toll free number shall be staffed with personnel trained to answer eligibility, premium and service fee payment, invoice and status questions. This customer service phone line shall not be published of communicated in any way to Company's Employees who will be directed to contact Company or Vendors as their primary source of problem resolution. Telephone use reports that detail the types of calls NMS' customer service unit receives relating to Company, shall be available to Company on a quarterly basis.

14. Company and Vendor Inquiries. NMS shall promptly respond to all inquiries from Company and Vendors regarding eligibility, premium, service fees, invoice and status questions. NMS will promptly refer inquiries not related to its duties under this Agreement (e.g., coverage issues) to the appropriate Vendor. Employees will be directed by Company to call their selected Vendor or Company for service issues whereas NMS is not considered the first point of contact for Employees.

15. Vendor Inquiries. NMS shall be the primary source of contact for most Vendor issues with respect to day-to-day administration of the Plan but not concerning Plan interpretations, appeals or other fiduciary issues and shall promptly respond to all inquiries from Vendors, whether directly from the Vendor or Company, regarding the status of enrollees, billing and/or receipt and disbursement of premium, and reconciliation issues. NMS shall promptly notify Company of any unresolved concerns or problems identified by a Vendor.

16. Funds Transfers. NMS shall send to Company via facsimile an invoice that provides a detailed accounting of the payments to be made to the Vendors and NMS. Company shall review the invoice and contact NMS to resolve questions. NMS shall use best efforts to respond to such inquiries within one (1) business day. Company shall then notify NMS of the amounts to be withdrawn from the fiduciary account(s) for transmission to the

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     following parties: (a) the Vendors for premiums, ASO fees or claims payments due, and (b) NMS for administrative fees due. Payments to Vendors and NMS shall be made to the extent possible via electronic transfer to the accounts designated by each party. Premiums and other service fees shall be billed monthly while claims funding requests submitted by Vendors shall be billed weekly, unless otherwise agreed by the parties.

17. Financial Reporting. NMS shall report to Company, with each invoice, current and annual cumulative premium, service fee and claims expenditures according to Company's specific division and group structure reporting needs as instructed by Company.

18. Materials Fulfillment. NMS shall store, collate and mail to Company locations enrollment materials relating to the Plan. NMS shall maintain an adequate supply of such materials to meet anticipated demand and shall contact the appropriate Vendor or Company to replenish its supply. These materials shall include but not be limited to medical provider directories, enrollment forms, summary plan descriptions and other information relating to the Plan.

19. Performance Reporting. NMS shall report to Company, on a quarterly basis, its standard information package relating to the performance of Vendors. This report shall include measures of cost, quality, access and service and shall compare Vendor performance to industry averages for normal and exception- performance. Each quarterly report shall contain data pertaining to the most recent quarter along with year to date data. As a part of the fourth quarter report, NMS shall also perform a summary of each Vendor's performance for the entire year. This summary will be used by NMS to calculate and adjudicate the financial risk arrangements with each Vendor. Quarterly reports shall be provided to GECS within fifteen (15) days of receipt of relevant data from Vendors. NMS shall provide to Company an annual comparison of each Vendor's HEDIS data. This report will be provided thirty (30) days following receipt of data from Vendors.

20. BEN-NET System. NMS shall utilize the BEN-NET system for performing its obligations under this Agreement. NMS hereby represents that such system will be fully capable of performing all systems functions necessary to fulfill NMS' responsibilities under this Agreement. NMS shall be solely responsible for the upkeep and maintenance of the BEN-NET system.

21. Enhancements to BEN-NET System. NMS will release system enhancements which can be used as a standard feature of BEN-NET across clients at no charge. Company will be fully responsible for the cost, if approved in advance, of enhancements which are made to accommodate the unique requirements of its operations and which are generally not to be incorporated into BEN-NET as standard features to be used by other clients.

22. Specific Services and Vendors. NMS shall provide the services, reports, programs and

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     information as outlined herein subject to the number and types of Vendors and other vendors as outlined in Appendix B which is attached hereto and made a part hereof

23. GECS Service Team. The parties shall agree on the staffing level and credentials of personnel providing or coordinating NMS's services pursuant to this Agreement (the "GECS Service Team"). GECS shall have the right to interview and approve all members of the GECS Service Team. NMS will provide GECS access to 7 day, 24-hour voice mail systems, which shall include direct dial telephone numbers for GECS Service Team members. The GECS service team shall include, but not be limited to, an executive lead, account manager, business analyst, and data integrator.

24.  Representations and Warranties of NMS. NMS warrants and represents that:

     a) it has and will continue to conduct its activities in accordance and compliance with all applicable laws, regulations, ordinances, Executive Orders, codes, standards, permits and liens;

     b) to the best of its knowledge, all information it has submitted heretofore and contemporaneously is true and accurate in every material respect;

     c) it has requisite personnel, competence, skill and physical resources necessary to perform the services herein set forth. NMS further warrants that services performed by or delivered through NMS shall be in accordance with the highest generally accepted standards of the profession at the time services are performed;

     d) it will comply with the stated standards, policies and practices of GECS, including but not limited to GECS's standards, policies and practices relating to integrity, and to require the same stringent standards, policies and practices for its employees or other workers in regard to its services hereunder;

     e) it will require each member of the GECS service team to execute the acknowledgment form referenced on Appendix C, attached hereto and made a part hereof, acknowledging such person's agreement to comply with certain policies of GECS designated therein. NMS shall solicit the execution of such acknowledgment by each such person, and NMS shall not permit any member of the GECS service team that does not execute such acknowledgment to perform any services hereunder. NMS shall furnish GECS with a copy of such acknowledgment that has been executed by each member of the GECS service team prior to the start of such performance by such person; and

     f) it shall promptly provide any information or materials relating to services provided hereunder to GECS at its request.

ARTICLE 3.  COMPANY RESPONSIBILITIES
------------------------------------

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1.   Company shall supply to NMS, according to a mutually agreed to schedule, regular electronic files or paper reports relating to Employee's selection of Vendors. If Company does not transmit data in a timely fashion or sends incomplete or inaccurate data, Company shall recognize that NMS may not be able to administer its services in complete conformity to the standards and content contained in this Agreement.

2. Company shall respond to inquiries, including enrollment edits referenced in section 5b of Article 2, from NMS, relating to administering the services contained in this Agreement, in a manner sufficient to allow NMS to fulfill its obligations herein.

3. Company shall reasonably communicate to Employees instructions for completing enrollment information and otherwise communicating with NMS. Company shall consider NMS requests to improve Company's communication and general human resource policies relating to administrative services provided by NMS.

4. Company shall execute all requests for fund transfers from NMS to Vendors and NMS by the end of the following business day unless, in Company's opinion, the request is inaccurate, incomplete or otherwise does not meet reasonable standards for completeness and documentation.

5. Company, not NMS, shall be responsible for any late payment or reinstatement fees levied by Vendors relating to improper or late payment of premiums, service fees of claims funding requests if such improper or late payments are not the fault or error of NMS. If such improper or late payments are due to the fault or error of NMS, NMS shall be responsible for such fees.

6. Company shall reimburse NMS according to Appendix D of this Agreement and also subject to the following:

     a) Fees for routine administrative services, including but not limited to Employees Enrollment, distribution of enrollment data to Vendors, payment of fees and reconciliation of payment to Vendors, Customer Service and general program management shall be immediately and fully payable to NMS on a monthly basis at the time GECS reimburses Vendors (unless alternative schedule(s) are mutual agreed upon by the applicable parties).

     b) NMS will be responsible for providing services to GECS in relation to only those Vendors specifically listed in Appendix D. Services and fees relating to Vendors not listed in Appendix D must be jointly agreed to in writing by both parties.

     c) Fees services and expenses not reimbursed to NMS on a regular monthly basis, including but not limited to special projects, are due to NMS forty five (45) days after the invoice date.

     d) GECS shall reimburse NMS for all approved and reasonable travel related expenses including but not limited to airfare, ground transportation, and hotel and meal expenses. Expense reimbursements are due to NMS forty five (45) days after the invoice date.

     e) All bank charges imposed in connection with the establishment and maintenance of banking accounts shall be paid by GECS

     f) Any costs for printing, mailing and overnight delivery charges relating to the distribution of information to Company, Employees or Vendors are the sole responsibility of Company unless otherwise described in Appendix D.

ARTICLE 4.  INDEMNIFICATION, INSURANCE AND FIDUCIARY STATUS
-----------------------------------------------------------

1. Indemnity. Each party (the "Indemnifying Party") shall indemnify and hold harmless the other party (the "Indemnified Party") from and against any costs, claims, damages, liabilities, or losses (including costs and expenses and attorney fees incurred in connection therewith) ("Claims") arising from injuries, including death, or damage to property resulting from the negligence or willful misconduct of the indemnifying Party, its employees, contractors or agents. The Indemnified Party shall notify the Indemnifying Party promptly of any Claim. The Indemnifying Party may, but shall not be required to, assume the defenses of any such Claims. The Indemnified Party shall cooperate with the Indemnifying Party in the defense of any such claim, and shall not settle or compromise such Claim without the prior written consent of the Indemnifying Party.

2. Insurance. During the term of this Agreement, NMS shall maintain in force the following insurance coverage:

     a) Workers' Compensation and related insurance as prescribed by the law of the state(s) in which the work is to be performed

     b) General comprehensive liability coverage, with limits of *** per occurrence and *** in the aggregate

     c)   Property damage coverage in the amount of *** per occurrence

     d)   E&O insurance with limits of ***

     e) Upon GECS's request, NMS shall provide certificates of insurance evidencing the aforementioned coverages.

3. Intellectual Property Indemnification. NMS shall indemnify and hold GECS harmless


***Pursuant to Rule 406 of the Securities Act of 1933, as amended, confidential portions of Exhibit 10.7 have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     from any award of costs and damages in any action against GECS based on a claim that any of the services or materials delivered to GECS in connection- therewith, including without limitation any computer software, infringe upon any United States patent right or copyright of any third party, provided that (i) NMS is promptly notified in writing of any such suit or claim; and (ii) GECS permits NMS to defend, compromise or settle any such suit or claim, and gives NMS all available information, reasonable assistance, and authority necessary to do so. Notwithstanding the foregoing, NMS shall have no obligation to indemnify GECS with respect to any claim of infringement pertaining solely to any portion of services or material prepared in connection therewith modified or prepared by NMS to conform to specific instructions or directions provided by GECS.

4. Fiduciary Status. GECS and NMS understand and intend that NMS shall not be a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 as amended, or any state law with respect to any Plan. NMS shall not have any discretion with respect to the management or administration of any Plan or with respect to determining or changing the rules or policies pertaining to eligibility or entitlement of any participant in any Plan to benefits under such Plan. NMS also shall not have any control or authority with respect to any assets of any Plan, including the investment or disposition thereof All discretion and control with respect to the terms, administration or assets of any Plan shall remain with GECS or with the named fiduciaries under such Plan.

ARTICLE 5.  TERM AND TERMINATION
--------------------------------

1. The term of this Agreement will be two years (2) commencing on the Effective Date hereof and will thereafter by automatically renewed for successive terms of one (1) year each.

2. This Agreement may be terminated by either party without cause at any time after first anniversary of the Effective Date upon one hundred twenty (120) calendar days advance written notice to the other party.

3. In the event that a party materially breaches in the performance, of any of its requirements under this Agreement, the other party may, at its sole discretion, provide notice to the breaching party of its intent to terminate this Agreement.

4. The breaching party shall have thirty (30) days to cure the default and avoid termination. If the default is not cured within thirty (30) days of the notice, the other party may execute its termination notice to be effective thirty (30) days after the end of the expiration of the default cure period.

5. For the purposes of this Agreement and without limiting the foregoing generally, a material breach shall include but not be limited to the following:

     a)   Failure by NMS to substantially provide the services outlined herein;

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

     b) Failure by Company to reimburse NMS according to the terms of this Agreement;

     c) A party's filing a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Act (or similar law of the United States or any other jurisdiction, which law relates to the liquidation or reorganization of companies or the modification or alteration of the rights of creditors) or an answer or other pleading admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided;

     d) A party's making an assignment, or so called trust mortgage or the like, for the benefit of its creditors or by its making a proposal to its creditors under any bankruptcy act;

     e) A party's consenting to the appointment of a receiver or a trustee (or other person performing a similar function) for all or a substantial part of its property;

     f)   A party's being adjudicated bankrupt;

     g) The entry of a court order which has not been vacated, set aside or stayed within thirty (30) days from the date of entry, either (i) appointing a receiver or a trustee for all or a substantial part of its property or (ii) approving a petition filed or application made against it for, or effecting an arrangement in, bankruptcy or made against it for, or effecting an arrangement in, bankruptcy or for a reorganization or other relief pursuant to any bankruptcy act or for any other judicial modification or alteration of the rights of creditors;

     h) The assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of a party's property, which custody or sequestration has not been suspended or terminated within thirty (30) days from its inception; and/or

     i)   A party's insolvency, as defined by law.

6. Obligations Upon Termination. Upon any termination or non-renewal of this Agreement, either party shall deliver to the other party any and all data or information (in whatever form or media) that is owned or developed by or licensed to the other party and that is supplied hereunder. Furthermore, NMS shall cooperate with GECS in the transfer of NMS' obligations hereunder to a replacement service provider.

ARTICLE 6.  CONFIDENTIALITY AND PROPERTY RIGHTS
-----------------------------------------------

1. Confidential Information. Confidential Information shall include all information disclosed by one party (the "Discloser") to the other (the "Recipient") in writing and marked "Confidential" or disclosed visually or orally and subsequently confirmed writing to be confidential within 20 days after the first disclosure. Confidential Information shall not, however, include the following:

     a)   Information which is now or hereafter comes into the public domain

     b)   Information learned by the Recipient from third parties

     c) Information known to the Recipient or developed by the Recipient independently of information disclosed by the Discloser or

     d) Information required to be disclosed by Recipient pursuant to requirements of law.

2. Confidential Treatment. The Recipient shall treat the Confidential Information as confidential, using the same standard of care that it uses to protect its own proprietary or confidential information (but not less that a reasonable standard of care), and shall use reasonable measure to prevent disclosure of the Confidential Information to any third party without the Recipient's consent. The Recipient shall disclose the Confidential Information only to those of its employees, agents or subcontractors who have a reasonable need for access thereto for.

3. Return of Information. All Confidential Information shall remain the property of the Discloser. Upon the Discloser's request, the Recipient shall promptly return the Confidential Information, provided, however, that the Recipient may retain copies solely for archival purposes only.

4. NMS Intellectual Property. Nothing contained in this Agreement shall confer to GECS any property rights, proprietary interest or licenses in the software, written materials, techniques, or know how used by NMS and its BEN-NET System.

5. Employee Data. All of the Employee-specific data and any other materials pertaining to the GECS's requirements or the Plans and provided to NMS by GECS pursuant to this Agreement shall at all times remain the property of GECS. NMS shall return all such data to GECS upon GECS's request.

6. Warranty of Title. NMS warrants that it has, or will have as of the date of delivery to GECS of each item deliverable hereunder, free and clear title to, and the right to possess, use, sell, transfer, license, lease, and assign any and all of such deliverable items.

7. Non-Solicitation. For the term of this Agreement and a period of one (1) year thereafter, neither party shall, in any way, solicit an employee of the other party to seek employment without the written consent of the other party.

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

ARTICLE 7.  ARBITRATION OF DISPUTES
-----------------------------------

Any dispute, controversy or claim that cannot be resolved by the parties arising out of or relating to this engagement letter or the services covered by this letter shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof The arbitration shall be held in New York, NY, or in such other location as the parties may mutually agree upon. The arbitration will be conducted before a panel of three arbitrators, with one arbitrator named by each party and the third named by the two party-appointed arbitrators, or (if they should fail to agree on the third) by the AAA. The arbitrators may not award non-monetary or equitable relief of any sort. They shall have no power to award punitive damages or any other damages not measured by the prevailing party's actual damages. All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.

ARTICLE 8.  BOOKS AND RECORDS
-----------------------------

1. GECS shall have the right, but not the obligation, to audit the books and records of NMS pertaining to NMS' services rendered hereunder no more than once every 12 months, upon reasonable notice to NMS. Such right to audit shall survive the termination of this Agreement for two (2) years. All audits shall be at GECS's expense.

2. NMS will make available for audit by either GECS or its designee ("Auditor") its files, books, procedures and records (including computer terminal access to same) pertaining to the services provided by NMS under this Agreement during the hours of 8 a.m. to 6 p.m. Monday through Friday, but excluding holidays. NMS shall fully cooperate with such audit and shall make available for interview with the Auditor those personnel with material involvement or responsibility with respect to the services provided by NMS under this Agreement. GECS will give NMS reasonable notice of each audit prior to commencement of the audit. The audit shall be conducted at NMS' offices.

3. NMS shall have the opportunity, prior to the release of the audit report, to review the draft and to include in the report its responses to issues raised by the report.

ARTICLE 9.  NOTICES
-------------------

1. General. All notices, requests, demands and other communications required to be given hereunder shall be in writing and shall be deemed to have been duly given one day after delivery by hand or via a nationally recognized overnight courier or five days after mailing, certified or registered mail, return receipt requested to the party for whom intended at the address specified in this Article. Either party may designate an alternated

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

     address for notices by given written notice thereof in accordance with the provisions of this Article.

2.   Notices to NMS. All notices to NMS shall be directed as follows:

          Network Management Services
          5500 Wayzata Blvd., Suite 1450
          Minneapolis, MN 55416-1241
          Attn: Chief Financial Officer

3.   Notices to GECS. All notices to client shall be directed as follows:

          GE Capital Corporation
          260 Long Ridge Road
          Stamford, CT 06927
          Attn: Wendy N. Fuess, Manager, Health Care

ARTICLE 10.  QUALITY
--------------------

NMS shall devote appropriate personnel and resources to participate in the GECS's "Six Sigma" quality improvement efforts as required by GECS, including but not limited to identifying and measuring critical-to-quality ("CTQ") characteristics, developing projects designed to improve process and outcomes quality and measuring and reporting such efforts.

ARTICLE 11.  GENERAL PROVISIONS
-------------------------------

1. Control of Work. NMS shall be solely responsible for the conduct and control of the work to be performed under this Agreement by NMS and its agents or employees.

2. NMS Employees. It is expressly understood and agreed that for all purposes, including but not limited to workers' compensation insurance, unemployment insurance, FICA, and federal and state tax withholding, NMS and any of its agents, contractors or employees performing services under this Agreement shall not be deemed employees of GECS. NMS shall indemnify GECS from and against any, taxes imposed on GECS as a result of any determination of any taxing authority that the agents of NMS performing services hereunder are employees of GECS. NMS and its employees shall not be entitled to any of the benefits that GECS provides to its employees and NMS shall provide all legally required insurance coverage for NMS's employees.

3. No Agency. NMS shall perform its services hereunder as an independent contractor. This Agreement shall not be deemed or construed to create any association, partnership, joint venture, or relationship of principal and agent or master and servant between the parties hereto or any affiliates or subsidiaries thereof, or to provide either party with the right, power, or authority, whether express or implies, to create any such duty or obligation on behalf of the other party.

4. Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

5. Publicity. Each party shall obtain the prior written consent of the other party concerning the content and plan of distribution of any public announcement, press release or advertisement concerning this Agreement, provided that NMS may include references to GECS in client lists, proposals, and other non-public communications concerning NMS or its services. No prior consent shall be required regarding the inclusion of the other party's name in notices, disclosure documents, or other filing or publications required by law or regulations.

6. Paragraph Headings. Section headings are for convenience only and shall not be considered part of the terms and conditions of this Agreement.

7. Modification. No modification, waiver or amendment of any term or condition of this Agreement shall be effective unless and until it shall be reduced to writing and signed on behalf of NMS and GECS

8. Waiver. Failure by either party at any time to require full performance by the other party or to claim a breach of any term of this Agreement will not
     (a) be construed as a waiver of any right under this Agreement, (b) affect any subsequent breach, or (c) affect the validity of this Agreement or any part thereof

9. Severability. If any term or provision of this Agreement should be declared invalid by a court of competent jurisdiction, the remaining terms and conditions of this Agreement shall be unimpaired.

10. Complete Agreement. The Agreement, including the Appendices, constitutes the entire agreement between the parties with respect to the subject matter hereof and j supersedes all prior proposals, negotiations, conversations, discussions and agreements between the parties. This Agreement may be modified only by a written instrument executed on behalf of both of the parties hereto.

11. Assignment. Neither party may assign any of its rights under this Agreement without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and insure to the benefit of and be enforceable by the successors and permitted assigns of GECS and NMS.

12. Survival. The respective obligations of each party that would be their nature continue after the termination or expiration of this Agreement, including without limitation those contained in Confidentiality, Indemnification, and Intellectual Property Indemnification, and shall survive the termination or expiration of this Agreement.

13. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed to be an original and all of which, taken together, shall constitute a single instrument.

14. Benefit of the Parties. This Agreement is for the sole and exclusive benefit of the parties hereto and is not intended to, nor does it, confer any benefit upon any third party.

15. Contract Benefits Extensions. From time to time, GECS may identify opportunities for NMS to lower its costs by taking advantage of terms GECS has negotiated with GECS's suppliers of goods and services. NMS agrees to cooperate with GECS in identifying such opportunities, and to use its best efforts to obtain such cost savings when they are available. NMS and GECS agree that any mutually determined cost savings realized by NMS will be shared equally between GECS and NMS. NMS also agrees to consider making the terms of this Agreement available to GECS's customers and suppliers, when identified by GECS, and to cooperate with GECS to identify opportunities for GECS's customers and suppliers to reduce their benefit plan administration costs.

16. Competitiveness Efforts. GECS and NMS shall meet no less than annually to specifically review the pricing and productivity improvements NMS has implemented to both ensure NMS's competitive position in the marketplace and that GECS's agreement with NMS reflects NMS's competitiveness.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed this Agreement effective as of the day and year first set forth above.

NETWORK MANAGEMENT SERVICES, INC.

By:     /s/ Michael C. Bingham
    ---------------------------------
     Name:  Michael C. Bingham
     Title: President


GE CAPITAL CORPORATION

By:     /s/ Wendy N. Fuess
    ---------------------------------
     Wendy N. Fuess
     Manager, Health Care

                             APPENDIX A-GECC PLANS

GE Capital Services Medical Plan-Traditional and Point-of-Service
GE Capital Services Dental Plan

                    APPENDIX B- REPORTS AND OTHER SERVICES

Health Care Vendors Consolidated Report - Quarterly/Annually
Consolidated Claims, Service Fee and Enrollment Report - Monthly
Monthly Cash Flow Report - Monthly
Employee Count by Health Plan - Monthly *
Employee Count with Medical Coverage - Monthly *
Employee Count with Dental Coverage - Monthly *
Employees with Medical Coverage Only - Monthly *
Employees with Dental Coverage Only - Monthly *
Coordination of Benefits Report - Quarterly
Over Age Dependent Report - Monthly

* These reports will be consolidated into one (1) report in 1998.

                         APPENDIX C-GE INTEGRITY FORM

                                ACKNOWLEDGEMENT

                            Date: ________________

Reference:  Agreement entered into as of January 1, 1996, between GENERAL-
            ELECTRIC CAPITAL SERVICES COMPANY ("GECC") and Network Management Services, Inc.

I, ____________________, will be performing services pursuant to the above-referenced Agreement. I have received previously or concurrently with this Acknowledgment a copy of General Electric Company ("GE") policies 20.4, 20.5, 20.7, 20.10, 30.5, and 30.10. I have read these policies, understand them, and agree to comply with them. Further, I am familiar with and agree to comply with the Office of Federal Procurement Policy Act Amendments of 1988 (the Act), its applicable implementing regulations, and GE guidelines regarding the Act, and I will report immediately to my contact in the GE any information concerning a violation or possible violation of the Act or its implementing regulations.



                    ____________________________________
                    Signature

                    ____________________________________
                    Printed or Typed Name of Signer

                                  APPENDIX D

1.   NMS shall provide the services contained herein for the following Vendors:

     Met Life Dental
     ABR CobraServ, Inc.
     MetraHealth/United HealthCare
     USHealthCare
     HealthPartners
     ComPsych

2.   Services for other Vendors shall be subject to a mutually agreeable fee.

3. Company shall reimburse NMS in accordance with the table below for services rendered by NMS hereunder.

     January 1996 through December 1996   *** per employee per month
     January 1997 through May 1997        *** per employee per month
     June 1997 through December 1997      *** per employee per month

Pricing for future periods of the Agreement shall be mutually agreed to by the parties. All other fees must be approved in writing by Company.

4. Expenses, to the extent billable hereunder, will be invoiced at cost. NMS shall adhere to GE travel policy and shall utilize, when made available to NMS, the GE Travel Center for all travel arrangements pursuant to this Agreement. Notwithstanding anything to the contrary in the foregoing, automobile travel win be invoiced at the applicable Internal Revenue Service limit.


*** Pursuant to Rule 406 of the Securities Act of 1933, as amended, confidential portions of Exhibit 10.7 have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                      D-1